UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2018 (October 05, 2018)

QUEST SOLUTION, INC.

(Exact name of registrant as specified in charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

860 Conger Street, Eugene, OR 97402

(Address of Principal Executive Offices) (Zip Code)

(714) 899-4800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Agreement.

Purchase Agreement (Related Party Transaction)

On October 05, 2018, Quest Solution, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Walefar Investments, Ltd. (“Walefar”), and Campbeltown Consulting, Ltd., (“Campbeltown”), (Walefar and Campbeltown are collectively referred to as the “Sellers”). Pursuant to the Agreement, the Company purchased 100% of the capital stock of HTS Image Processing, Inc., a Delaware company (“HTS”) from the Sellers. As consideration, the Company (i) issued to the Sellers 22,452,954 shares of the Company’s common stock (“Common Stock”), having a value of $5,298,897 based on the average closing price of the common stock for the 20 days’ preceding the Purchase Agreement (the “Per Share Value”), (ii) cash in the amount of $300,000, and (iii) a 12 month convertible promissory note with a principal amount of $700,000 and an interest rate of six percent (6%) per annum (the “Note”). The Note also provides the Sellers the right to convert all or any portion of the then outstanding and unpaid principal amount and interest into fully paid and non-assessable shares of the Company’s common stock at a conversion price of $0.236.

The Purchase Agreement constitutes a “related party transaction” as defined by Item 404 of Regulation S-K (§229.404) because of Company director Shai Lustgarten’s position as Chief Executive Officer of HTS and stock ownership in HTS. Additionally, Campbeltown is a “related party” because Carlos Jaime Nissenson, a beneficial owner of Campbeltown, is a consultant to the Company, a principal stockholder of the Company, and father of Company director Niv Nissenson. Carlos Jaime Nissenson is also a stockholder and director of HTS. Pursuant to the Purchase Agreement, Shai Lustgarten shall receive 11,226,477 shares of the Company’s Common Stock and Carlos Jaime Nissenson shall receive 11,226,477 shares of the Company’s Common Stock.

Because of the related party nature of the Purchase Agreement, the Board formed a special committee consisting of Andrew MacMillan, an “independent director” of the Company as defined by Item 407 of Regulation S-K (§229.407) (the “Special Independent Director”) who had no financial interest in HTS. The Special Independent Director was responsible for negotiating the terms of the Purchase Agreement. The Special Independent Director was also given the power to work with the Company’s counsel on the Purchase Agreement and coordinate with the Company’s financial advisor. The Board received an analysis of what it believed was a fair valuation range for the purchase of HTS (the “Valuation Analysis”). Each of the Board members participated in a presentation of the HTS’ artificial intelligence (“AI”) technology and how that AI technology can complement the Company’s business and opportunities. Based on the Valuation Analysis, the Company’s vision of a combined company and the recommendation of the Special Independent Director, the Company made an offer to the shareholders of HTS (the “Offer”). Additionally, the Board received a fairness opinion with respect to the Offer. Following further deliberation and the recommendation of the Special Independent Director, the Purchase Agreement was unanimously approved by the independent directors of the Company. Shai Lustgarten and Niv Nissenson abstained from the vote because of their aforementioned related party interest in the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in their entirety by the full text of such agreements, which are incorporated herein by reference and filed as exhibits hereto.

Item 2.01 Completion of Acquisition or Disposition of Assets

As described in Item 1.01 above, the Company entered into a Purchase Agreement with Walefar and Campbeltown, pursuant to which the Company has purchased 100% of the capital stock of HTS. As consideration, the Company (i) issued to the Sellers 22,452,954 shares of Common Stock, having a value of $5,298,897 based on the Per Share Value, (ii) cash in the amount of $300,000, and (iii) a 12 month convertible promissory note with a principal amount of $700,000 and an interest rate of six percent (6%) per annum (the “Note”). The Note also provides the Sellers the right to convert all or any portion of the then outstanding and unpaid principal amount and interest into fully paid and non-assessable shares of the Company’s common stock at a conversion price of $0.236.

Item 2.03 Creation of a Direct Financial Obligation

As described in Item 1.01 above, the Company issued to the Sellers a 12 month convertible promissory note in the principal amount of $700,000 which encompasses the total amount owed by the Company to the Sellers.

Item 3.02 Unregistered Sales of Equity Securities

As described in Section 1.01 hereof, the Company issued an aggregate of 22,452,954 shares of Common Stock in connection with the October 05, 2018 Purchase Agreement.

Item 7.01 Regulation FD Disclosure

On October 11, 2018, the Company issued a press release (the “Press Release”) announcing the acquisition. A copy of the Press Release is attached hereto and incorporated herein by reference in its entirety as Exhibit 99.1.

Item 9.01 Financial statements and Exhibits

The required financial statements will be filed within 71 days of this Current Report on Form 8-K.

Exhibit Number	Description
10.1	Purchase Agreement dated October 05, 2018 by and between the Company, Walefar Investments, Ltd. and Campbeltown Consulting, Ltd. (the “Purchase Agreement ”)
10.2	Convertible Promissory Note issued to Walefar Investments, Ltd. and Campbeltown Consulting, Ltd.
99.1	Press release dated October 11, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 11, 2018

QUEST SOLUTION, INC.

By:	/s/ Shai S. Lustgarten
Shai S. Lustgarten
President and CEO